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FOR IMMEDIATE RELEASE
Wed. June 21, 1995


WELLS FARGO AND NIKKO SELL WFNIA TO BARCLAYS PLC

        Wells Fargo & Co. and The Nikko Securities Co., Ltd. today announced that they have signed a definitive agreement to sell their joint venture interest in Wells Fargo Nikko Investment Advisors (WFNIA) to Barclays PLC of the
U.K.   The sale, which is subject to the approval of appropriate regulatory authorities, is expected to close in the fourth quarter of 1995. Under terms of the sale, Wells Fargo and Nikko will receive a total of about $440 million.

        Barclays' purchase includes all of WFNIA's businesses, which encompass institutional investment management for defined benefit and defined contribution plans, and capital markets services. As part of the sale, Barclays will also acquire Wells Fargo Bank's MasterWorks division. MasterWorks will merge its operation with WFNIA's defined contribution group, finalizing a consolidation of those two groups that had been underway prior to this sale. MasterWorks is an integrated, full-service 401(k) management program for defined contribution plans that Wells Fargo has offered since 1989.

        "Barclays is one of the foremost providers of financial services in the world and we cannot think of a better fit for WFNIA and its clients," said Paul
Hazen, chairman of Wells Fargo.   "Our company will now be a big client of the
new organization through our defined contribution plan, and we will continue to promote and sell the various mutual funds we have developed over the past few years with WFNIA. We envision a long, productive relationship," noted Hazen.

                              -more-

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2/WFNIA SALE

        Nikko intends to retain a 50 percent joint venture ownership with
Barclays in Japan.   Kichiro Takao,  president of Nikko,  added, "We look
forward to continuing our successful joint venture in Japan, and to welcoming Barclays as a strong, committed partner."

         Barclays will combine WFNIA with the quantitative group of BZW Asset Management (BZWAM), its international asset management arm, to form a separate combined business. BZWAM is the largest quantitative fund manager in Europe, with approximately $32 billion of quantitative funds under management, as of Mar. 31, 1995. BZW is the investment banking arm of Barclays and offers a full range of investment banking, capital markets and asset management services.

        "The complementary expertise and technology of the merged businesses will enable us to address the worldwide growth opportunity in quantitative fund management," said Fred Grauer, chairman of WFNIA. "Our team eagerly looks forward to joining BZWAM."

        The combined quantitative business will manage approximately $205 billion in assets, as of Mar. 31, 1995, of which an estimated 70 percent will be invested in the U.S. and about 30 percent will be invested outside the U.S. It will be the largest global manager of both U.S. and non-U.S. quantitative assets.

        "Asset management is a high quality business in terms of earnings sustainability and growth potential," said Martin Taylor, chief executive of Barclays PLC. "This is an area of considerable strategic interest to us as a group, in respect of future product capabilities. WFNIA itself is a world leader in its field: an advanced, technology driven business with strong management. It is an excellent product and geographical fit."

        Barclays is the second largest bank in the U.K. by market capitalization, with $259 billion in assets. It has 3,000 offices in over 70 countries, with commercial, retail and investment banking activities as well as custody, asset management, capital markets and trading businesses. Barclays provides custody services across 66 markets worldwide, managing institutional and private assets for clients from its own proprietary custody centers in 26 countries and the remainder through its sub-custody relationships.

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3/WFNIA SALE

        WFNIA, which pioneered indexed and quantitative investing, is the largest U.S. pension investment manager, with approximately $171 billion in assets under management as of Mar. 31, 1995. It has more than 500 employees
around the world, with offices in San Francisco, London, Tokyo and Toronto.   It
currently offers more than 190 globally diversified funds.

        MasterWorks provides companies with a full range of investment,
administration and professional plan services in a single package.   MasterWorks
will provide another $2 billion in assets under management to the newly formed company.

        From this sale, Wells Fargo expects to realize an after-tax gain of approximately $100 million. This transaction is subject to a number of closing contingencies that may affect both the total proceeds and the gain. The impact to Wells Fargo's income after tax in 1994 from WFNIA and MasterWorks was approximately $10 million.


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